SHARE  EXCHANGE  AND  PURCHASE  AGREEMENT

Between Power Save International, Inc., a Nevada Corporation located at 5800 NW 64 Ave.Bldg.26 #1091 Tamarac, FL 33319, hereafter referred to as PSI, and Mirage Air Systems, Inc. hereafter referred to as MAS. Located at 265 McCormick Drive, Bohemia, NY 11716

1) MAS has been engaged in the HVAC business for 10 years. The company had a nominal $6,000,000 in annual revenues for the last fiscal year with a recasted B/T/E of $800,000.

2) PSI has executed an Underwriting and Selling agreement with a NASD SIPC Member firm and is in the process of preparing a full SB-2 Underwriting for submittal to the SEC with a projected completion date of around May 15, 2000.

3) PSI has been engaged for the past 11 years in the development of Engine Driven Co-Generation, Air Conditioning, Refrigeration, Thermal recovery and other energy saving systems.

4) The operation and ownership of these systems in qualified sites as an example: Hospitals and other Industrial, Commercial sites will generate substantial positive cash flow in the form of utility cost savings. These sites will be the source of a continued stream of positive cash flow on a long-term basis.

5) PSI wishes to establish a Marketing Installation and Servicing presence in certain desired geographical areas of the U.S.to emerge from the development of these Systems into full- scale marketing and production.

6) During this interim ramp-up period, PSI wishes to do a rollup at completion of the Underwriting and acquire one or more HVAC operating companies with a good cash flow history, and a qualified management team in place to act as the initial cash flow revenue base for PSI.

7) A search will be commenced by PSI, to identify other synergistic entities that will be targeted for acquisition by PSI in order to grow and/or fully utilize the capabilities of the company.

8) Subject to Due Diligence PSI hereby makes an offer to purchase MAS for the amount of 4.Million Dollars ($4,000,000.00)


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SHARE  EXCHANGE  AND  PURCHASE  AGREEMENT

9) PSI will issue non-dividend, redeemable convertible preferred shares in an arbitrarily agreed amount equaling the agreed purchase price, in exchange for 100 of the shares of MAS. The understanding is that the preferred shares will be retired over a mutually agreed period of time, as set forth herein.

10) All documents will be held in the trust account of MAS's Attorney, until payment satisfactory to MAS has been made. In the event the underwriting has not been completed by August 1, 2000, Mas will have the option and absolute right to terminate the transaction.

11) The principals of MAS will maintain autonomous operating control of MAS until a satisfactory method of payment has been accomplished. Thereafter, it shall be according to the terms and conditions as mutually agreed in the employment agreements to be negotiated during the due diligence period.

12) Additionally, certain personnel of MAS may serve as part of the PSI Management Team in a manner to be mutually determined.

13) The 4.Million Dollar purchase price shall be paid in the following manner 1.Million Dollars Cash from the proceeds of the Underwriting.

14) $1.5 Million Dollars in NASDAQ Listed Market Value Registered PSI Common Free Trading shares at that time, subject to a Selling Agreement with the Underwriter and SEC requirements.

15) The remaining $1.5 Million Dollars in market valued common shares to be held and released to the Principals (subject to MAS maintaining $800,000 Dollars in B/T/E in each of the forthcoming 3 Years,) in the amount of $500,000 per year.

16) For every $100,000 reduction from the $800,000 Dollars in B/T/E for any given year, $150,000 in shares equaling that amount will be returned to PSI. This formula is limited to the shares as outlined in paragraph (15) only.

17) Loss of Value Indemnification: Until such time as all of their issued shares have been released by the Underwriters from the selling agreement, the principals of MAS as a first PSI founding acquisition company will have a guarantee from PSI against a drop in market share price causing a reduction in their selling price.


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SHARE  EXCHANGE  AND  PURCHASE  AGREEMENT

18) In such an event PSI would issue sufficient added shares as necessary to the principals of MAS to make them well for any loss they would have suffered.

19) The exchange of shares between PSI and MAS will be a non-taxable transaction.

20) After executing a non-disclosure and confidentiality agreement, PSI will be provided full disclosure from MAS in order to complete due diligence. Receiving current, past and future financial or other information in the form required, regarding all aspects of the balance sheet and income statement.

21) Proceeds of the PSI offering will be used to complete the purchase of 14AS and any other acquisitions deemed beneficial, and provide PSI with sufficient operating capital to fund continued expansion and/or acquisitions, in addition to any other added steps which would enhance Corporate Profits.

22) Until this transaction has been closed at completion of the Underwriting the relationship between MAS and PSI shall be that of Corporate and Management assistance on an arms length basis.

23) There will be no inner mingling of funds or transfers of assets until the transaction has been completed with satisfactory payment to MAS principals.

24) PSI will supply all the marketing and technical assistance for the PSI product sales.

25) The equipment for any sales made will be drop shipped as ordered and specified by PSI from authorized PSI Component Manufacturer's.

26) The SB-2 Underwriting with provisions for simultaneous NASDAQ listing of the PSI shares, offers liquidity of equity, with the ability to minimize the tax consequences for the principals of MAS.

27) The purchase price for MAS will be paid by the issuance of PSI, arbitrarily valued non-dividend, redeemable, convertible preferred shares with terms as detailed in paragraphs 9,13,14,15,16.


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SHARE  EXCHANGE  AND  PURCHASE  AGREEMENT

28) The structure of the transaction shall be such that MAS is insulated from, and indemnified against any and all occurrences that could befall PSI which could impact or adversely affect the MAS's principal's equity, until satisfactory payment has been made.

29) Conversion shall be made by issuing sufficient common shares priced, at the time of the underwriting equal to the value amount specified on the preferred shares.

30) If a default in the terms of this agreement should be caused by PSI, and MAS has not received satisfactory payment, as will be outlined in the preferred share terms from PSI in the time and manner agreed: At MAS's option, the return of the preferred shares to PSI shall be accepted by PSI, and deemed a full release and settlement of any and all claims, of each against the other.

31) PSI understands that MAS's business is listed for sale by The Kensington Company and until the PSI Due Diligence has been completed with a definite closing date stated in writing from PSI, MAS does not have to take the business off the market.

32) Prior to such an occurrence, if MAS were to receive a firm and valid purchase offer from a third party, PSI will be granted a 30-day, first right of refusal to meet the terms of the offer. If PSI is unable to match the offer, at the option of MAS, PSI will unconditionally release HAS from this Share Exchange and Purchase Agreement with no further claims.

33)  It is understood  and agreed  between the parties,  that certain  presently
     unknown   specifics  may  arise  from  time  to  time,   that  may  require
     modification and adjustments between the parties as circumstance requires.

34) Acceptance of these changes will be documented in writing as mutually agreed.

35) Each party hereby acknowledges that in the event no agreement can be reached regarding any needed changes by the parties, this agreement will be terminated and there will be no liabilities or claims of each to, and/or against the other excepting in regard to violations, if any, of any agreements of confidentiality executed between the parties.


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SHARE  EXCHANGE  AND  PURCHASE  AGREEMENT

36) Signed evidence of receiving notification of any such termination by United Parcel Over Night Service, Express Mail, or Federal Express is acceptable to both parties.

37) If any term, provision, covenant or condition of this i Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of the Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

38) The venue as to any such hearing, or any litigation between the parties to this agreement, shall be New York or wherever otherwise mutually agreed, and shall be governed by New York Law.

39) Each party by their signatures below, acknowledge that there are no other understandings or agreements other than what has been stated herein. Any changes to this agreement must be made in writing and executed by both parties as an addendum to this agreement. If this agreement has not been executed within 15 days, unless extended in writing, it will be null and void.

Accepted  this  date     Accepted  this  date'

PURCHASER     SELLER
Scott  Balmer,  Chairman     Auth.Party
Power  Save  International,  Inc.          MAS  Title
Phone:  954-722-1615     Phone:
Fax:  954-722-6417     Fax:     r


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